UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2017

EnSync, Inc.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	001-33540	39-1987014
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

N93 W14475 Whittaker Way

Menomonee Falls, WI 53051

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (262) 253-9800

 Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.02.       Termination of a Material Definitive Agreement.

On May 4, 2017, EnSync, Inc. (the “Company”) provided notice to SPI Solar Inc. (formerly known as Solar Power, Inc.) (“SPI”), that pursuant to Section 18(c) of that certain Supply Agreement dated July 13, 2015 between the Company (formerly known as ZBB Energy Corporation) and SPI (the “Supply Agreement”), the Company had terminated the Supply Agreement, effective immediately.

Pursuant to the Supply Agreement the Company agreed to sell and SPI agreed to purchase energy management system solutions for solar projects and related services having an aggregated total of at least 5 megawatts of energy storage rated power output within the first year of the Supply Agreement, 15 megawatts within the first two years, 25 megawatts within the first three years, and 40 megawatts within the first four years of the Supply Agreement. The Company terminated the Supply Agreement due to SPI’s materially breaching the agreement by failing to make any purchases under it.

Concurrently with entering into the Supply Agreement the Company entered into a Securities Purchase Agreement with SPI pursuant to which the Company sold to SPI 28,048 shares of Series C Convertible Preferred Stock (the “Purchased Preferred Shares”) and a warrant to purchase 50,000,000 shares of Common Stock for an aggregate purchase price of $36,729,000 (the “Warrant”). The Purchased Preferred Shares were potentially convertible at a conversion price of $0.6678 into a total of up to 42,000,600 shares of Common Stock based upon SPI’s satisfying its purchase obligations under the Supply Agreement. The Warrant represented the right to acquire 50,000,000 shares of Common Stock at an exercise price equal to $0.7346 but only following SPI’s fully satisfying its purchase obligations under the Supply Agreement. Because of the termination of the Supply Agreement, it is no longer possible for SPI to satisfy the conditions that would have enabled it to convert its Purchase Preferred Shares into Common Stock. Similarly, it is no longer possible for the Warrant acquired by SPI to become exercisable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnSync, Inc.

Date: May 9, 2017	By:	/s/ Brad Hansen
Brad Hansen
Chief Executive Officer